Exhibit 99.1

A & P- Press Conference

Moderator: Glen Mastro
March 5, 2007
12:00 p.m. CT

Operator: Good afternoon and welcome to the Great Atlantic & Pacific Tea Company’s A&P announcement. All lines will be in a listen-only mode until the question and answer session. Today’s teleconference is being recorded. If you object, please disconnect at this time. For your information, a Web cast is available on A&P’s Web site at www.aptea.com. And at this time, I would like to turn the call over to Mr. Glen Mastro. Please go ahead, sir.

Glen Mastro: Thank you. Good afternoon everyone. On behalf of The Great Atlantic & Pacific Tea Company, better known as A&P, I want to welcome you to this afternoon’s media teleconference.

                As you know, this morning, A&P made a major announcement that is significant to the future of the company, and joining us today to talk about that announcement are Mr. Christian Haub, the Executive Chairman of A&P, Mr. Eric Claus, the President and Chief Executive Officer of A&P, and Mr. John Standley, Chief Executive Officer, Pathmark Stores Incorporated.

                To begin the presentation, Mr. Christian Haub.

Christian Haub: Thank you Glen. Good afternoon and welcome. Today is a momentous day in the history of A&P. This morning we announced the acquisition of Pathmark, a move that will create a 550 store, $11 billion chain with critical mass in our northeast region, including metro New York and New Jersey and greater Philadelphia.

It also marks a dramatic step in the transformation of our company. This combination will make us a more competitive and profitable supermarket chain and is an excellent strategic fit, offering significant financial and operating synergies and strong positions in two of the largest and most important retail markets in the nation.

                This is a marriage of two very well known brands with a long heritage in the northeast whose formats are very complimentary to each other and cover the entire demographic spectrum that we operate in today.

                In fact, the Pathmark brand will continue as its own brand, banner and format as it enhances A&P’s current offerings by attracting and serving a diverse customer base.

                And this combination will serve our customers quite well by creating a new company that will compete much more effectively against supermarkets, warehouse clubs and other food retailers, benefiting from a lower cost structure and lower cost of goods.

                Adding the Pathmark banner further expands our marketing reach with a volume driven, big box format as compared to our fresh discount and gourmet concepts.

                This combination also enhances our buying efficiencies with the consolidation of Pathmark’s volume and product range and increased distribution efficiency through the existing relationship of C&S Wholesale Grocers to those businesses.

                Equally exciting will be our enhanced efficiencies thanks to the integration of Pathmark’s systems with our own information technology network backed by A&P’s comprehensive technology platform.

               Additionally, we are very excited at the anticipated near-term savings of approximately 150 million by merging administrative and support functions following completion of the deal.

                This deal is the latest step in A&P’s strategic transformation which began in 2005 with the successful sale of A&P Canada as well as the leadership change within our U.S. operations. Since then, under the leadership of our President and CEO, Eric Claus, we’ve made substantial progress in our business, and we’ve established a sound foundation to pursue strategic growth opportunities such as this acquisition of Pathmark.

                We are also thrilled to add Pathmark’s excellent management talent, its exceptional store portfolio, its formidable brand strength and its fervent consumer reputation to A&P. And we believe Pathmark will become an integral part of our breadth of offerings, including our fresh gourmet and discount concepts.

                This transaction could have not come at a more exciting time for our company as we are now ready to take, to take on the challenge of a major integration of this size and importance that leads the new A&P to becoming a very successful and competitive retailer in the northeast grocery industry.

                I want to thank you all for coming today, and I would like to now turn it over to our President and CEO, Eric Claus.

Eric Claus: Thank you Christian. Good afternoon everyone. Let me start by saying that this transaction is really a marriage that’s, you could almost say is made in heaven. It’s an opportunity that presented itself at the right time for both organizations.

As our CFO, Brenda Galgano said this morning on our call with the industry analysts - and you won’t hear this very often - this transaction is really a one plus one equals three.

                On the business side of things, we’re combining two retail businesses with strong coverage across two of the most important markets in the country, and two markets that are core for us. We’re marrying two of the best known brands in food retailing and certainly household names in the northeast. (Inaudible) in Pathmark a price oriented, high volume format, and it serves a consumer base that’s broad yet not fully targeted by our own fresh, discount and gourmet concept.

                Financially, the synergies we’ll be generating by integrating the businesses will get us off onto a sound and profitable basis as a combined entity under one roof.

                And the consumer side of things, the same financial stability and growth opportunity will also mean job security and personal growth for Pathmark field and store personnel as well as A&P’s. We’re anxious not only to bring the Pathmark associates into the fold, but to learn from their operations as well to quickly incorporate the most successful practices from both companies. Candidly, the difficult side of this will lie in the elimination of duplicate positions in the management, administrative and support structures after we close the deal. Here again, our intention is not just to save money, but to come away with the best possible staff capability in place. So we will be evaluating the talent in both organizations in that process. At the end of the day, we’ll have a best in class team with exciting opportunities to grow personally and professionally, as our combined retail businesses thrive into the future.

                I’ll close by saying that I am excited and very fortunate to have the opportunity to lead a business with the potential that this one has, and I look forward to working with both teams to restore these great retail brands to the position they richly deserve.

Thanks for listening to us, and with that I’ll turn it over to John Standley.

John Standley: Thank you, Eric and thank you, Christian. I appreciate your kind words about the Pathmark team and its accomplishments. I’m proud of our team and their efforts. Without their dedication and performance, this transaction could not have been put in place.

                In addition to talented associates, the new A&P will obtain a portfolio of excellent, high volume stores in strong locations. And although our formats and merchandising strengths may be somewhat different, both A&P and Pathmark know that the supermarket business starts and ends with the consumer.

                The increased size and flexibility provided by the Pathmark acquisition will allow A&P to better serve communities throughout the New York, New Jersey and Philadelphia metropolitan areas. I’m confident that the A&P has a future filled with great potential.

Male: Thank you.

Glen Mastro: Thanks John. I’d like to now turn it back to the operator to open the conference for Q&A.

Operator: Thank you, the question-and-answer session will be conducted electronically. If you would like to ask a question, please press star followed by the digit one. If you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, star one to ask a question.

                And our first question we’ll hear from Kevin DeMarrais with The Record.

Kevin DeMarrais: This is Kevin DeMarrais at The Record. In the release, you talk about 550 stores; don’t you anticipate that the Federal Trade Commission is going to force you to sell off some or even some you might decide where stores are nearby?

Christian Haub: Kevin, this is Christian. Obviously this transaction will go through the normal regulatory review process, and clearly it’s far too early to speculate on divestitures or anything like that, but from our perspective, we’re not looking to close any stores. These are all fantastic locations, great facilities that are serving customers very successfully for many, many years, and that’s why we bought the company. So, you know, we will, we will want to operate as many stores as possible.

Kevin DeMarrais: But certainly the whole Pathmark situation with the Federal Trade Commission has to be something in your, on your minds?

Christian Haub: Well I think the world has changed great dramatically in the last eight years since that transaction. If you think about how many new supermarkets have built, have been built during that time, and particularly how many new competitors and non-traditional food retailers have come into the market during that time, just consider that this is one of the few markets in the United States that has three warehouse club operators that are all actively competing in this market.

The new competition from the likes of Whole Foods, Trader Joe’s that have come into the marketplace, as well as all the other, you know, non-traditional retailers, you know, Wal-Mart and Target, even without super centers, carry a lot of grocery and consumables in their stores. And so, you know, we think the market has changed very dramatically, and you can’t just look at just supermarkets to define, you know, the competitive landscape from these two companies coming together.

Operator: Mr. DeMarrais, do you have any further comments?

Kevin DeMarrais: No, thank you.

Operator: Thank you. Next we’ll move on to David Jones with Cranes New York Business.

David Jones: Good afternoon. I wanted to ask, in terms of what Pathmark does well and what it can improve on, can you comment on how you see Pathmark going forward? What changes do you think, what you can bring to the table to Pathmark and what Pathmark brings to the table?

Eric Claus: Well I think - this is Eric Claus - we’ve had, we’ve been pretty fortunate to have had some time to look at, and obviously we know the company fairly well as it is an in-market company. We’ve had the chance to work over the past couple of months through this negotiation fairly closely with a lot of the management people at Pathmark, and I think, I would say there’s a lot of good people there, and there’s things that, as a format, as a brand format, Pathmark is different to A&P.

And I’ll give an example of their Center Store, I think that they do a tremendous job in Center Store and can bring a lot of value and upside to bringing new techniques, way to go to market, new merchandising techniques that we aren’t using. There’s things that we do, perhaps in fresh over the past couple of years, we’ve really improved our fresh offer. That’s something we could probably help the Pathmark stores with.

                So one of the things we don’t want to do is what’s happened in many acquisitions in this country is where the acquiring company tries to make the acquiree basically conform to everything that it does. And it’s not our intention to A&P-ize Pathmark. Pathmark is a very powerful format, especially in the urban markets. We’re not quite as powerful in the urban markets. They’re not quite as powerful in some of the more middle, upscale, suburban markets where we are with our fresh stores. So it’s just upside for the people in those stores and upside for both companies combined.

David Jones: Do you see any expansion into, you know, beyond the stores you have now, would you like to extend the A&P brand into new markets? Would you like to extend the Pathmark brand into new markets?

Eric Claus: I think definitely this could be the opportunity, like I just mentioned, where Pathmark may have a particular store where an A&P Fresh is a better, is better suited in that particular market, and vice versa, we may have an A&P store where, we’re in a market where a Pathmark would be better suited. So for the employees, for the customers, it just makes a lot of sense, and for the business it makes a lot of sense. So I wouldn’t jump too quickly at that. I think we really have to assess our businesses and learn about each other’s businesses, and we’ll be very, hopefully we’ll be very smart about that.

David Jones: One last question, pricing on food, how will this affect pricing?

Eric Claus: I think it just makes the company more competitive. One of the things that you’ll learn in the, in the, in the supermarket business as you go around the world, and Canada is probably a good example. I come from up there. It’s a much more consolidated industry, but the grocery prices are significantly lower than what they are in the U.S. The retail is what decides pricing. It’s not the companies that decide it. And it’s the market that determines it. And the ability to reduce costs allow us to pass on savings to the consumers. And I think you’re just going to find that with a company reducing its costs, you become much more competitive, and you’re able to make a living with better retail prices. And I think that you would find that that’s probably the case and what will happen here.

David Jones: Thank you.

Operator: And next we’ll move on to Josh Fineman with Bloomberg News.

Josh Fineman: Yes, hi. Can you guys at all quantify the, any kind of job cuts? I imagine if you’re basically closing down (inaudible), there’s all the administrative people there and - also does this (inaudible), what position in the northeast does this make the combined company? Would it be number one as far as store count?

Christian Haub: Just to talk about the administrative consolidation. We’re clearly not at the stage yet to talk about specific numbers. I mean we’ve just signed an agreement. There’s a lot of work that now has to be done. We want to take our time and assess all the talent that Pathmark has. Of course it makes sense to consolidate into one location, but it would be much too early to talk about specific numbers.

                And as it relates to, you know, store count or market share, you know, first of all, you know, the northeast is a fairly large market, a lot of large competitors that have presence in the northeast but that also are present in other parts of the country. We’re clearly not going to be the single largest company operating in this geography. But it will, it will improve our position, and as Eric just explained, the cost savings will enable us to be, to compete more effectively, to have more resources, to reinvest into the store base and into our associates.

I mean our objective is that, you know, in a few years we want to have a very, very good group of stores and different formats that cater to different consumers and really delivering on their expectations because, in the end, the success will be determined by the consumer and not about, you know, how many stores you have or how much share you have in a particular market.

Josh Fineman: Thanks.

Operator: And next we’ll move on to Allan Drury with The Journal News.

Allan Drury: Yes, I understand that Pathmark stores will continue to operate under the Pathmark banner, the Pathmark brand. Will there be any physical changes that consumers would notice, renovations or anything, you know, on a smaller scale than that?

Christian Haub:: Probably not in the short-term because until we achieve regulatory approval, both companies will continue to operate on a stand alone basis, and Pathmark will continue to pursue their business plan, the same as A&P will then, will pursue its own. And, you know, after we will have achieved all of the approvals and close on the transaction then we will, you know, decide on what we will do physically with the stores. So that’s, you know, probably some time from now, but of course we intend to spend capital in the stores and improve them just as any good business would do that. But again, talking about specifics and particulars is probably too early at this stage.

Allan Drury: OK.

Operator: And next we’ll move to Greg Saitz with Star Ledger.

Greg Saitz: Hi. I was wondering if you guys can talk about what was the catalyst to bring this about, when you guys started seriously talking to each other, and kind of who initiated these conversations? Thank you.

Christian Haub: Well, you know, I’ve known Ron Burkle for a very long time, and so we’ve been talking about opportunities in the industry for a long time. And so I couldn’t tell you when specifically did we start about this particular process. You know, as we mentioned earlier, we only really began looking at strategic opportunities such as this after we successfully sold our Canadian company, and I was fortunate to bring Eric down here to take over the U.S. operations, and of course in the beginning we focused on, you know, improving operations, cutting costs. We outsourced distribution.

We did a lot of things to get the business on track, and then when we really started gaining traction and improving sales and improving earnings, it started making sense to even consider looking at strategic opportunities. So it was probably during the last, you know, six months or so that, you know, conversations about this started, and, you know, then it took on some momentum and here we are today. So we’re very excited about it. We believe it makes a lot of strategic sense for both companies. It’s no secret that both have, both companies’ financial performance hasn’t been of the strongest, but, you know, both are on upward trend, and this combination will only accelerate that improvement across the board.

Greg Saitz: OK and how do you see the combination impacting the combined company’s ability to compete against some of the larger players such as Shop Rite in the market here?

Christian Haub: Well Shop Rite, of course, is a formidable competitor, and I think this combination will certainly make the combined entity financially stronger. We’ll have more resources in terms of capital to invest into the store base, and the cost savings that we generate will enable us to compete effectively on all levels, not just price, but improved service, improved store conditions, improved product offering. But you will find that in the past we’ve always talked about that we are pursuing our strategy that we think will make the company the most successful no matter what the competition does because you can’t run your business looking left and right all the time at what everybody else is doing. So that’s been our philosophy for the last couple of years, and I think we’ve achieved success with that.

                Eric, do you want to add something to that?

Eric Claus: Yes, we’ve really tried to take ourselves out of the middle, so again, you’re respectful of what your competitors do, but we’ve decided to take a different strategic, or to pursue different strategic formats. And so far in A&P we’ve pursued the food emporium or gourmet strategy with a new program that we started launching there last year with one new store.

We have our fresh stores, which we’ve expanded across all of our markets, or most of our markets I should say, and then our discount banner. And then I think bringing Pathmark into the fold creates yet another banner. And what we’ll try to do and continue to try to do is innovate all the time also. So, you know, there was a question before about will you see changes, will the customer see changes, you’re always going to see changes because we’ll be in a constant state of evolution all the time.

But I think, you know, the bottom line is that we’re, you know, bringing these companies together to make, to be stronger within our market, with different formats, and today, not necessarily all the Pathmark customer profile is different to the A&P and we compliment each other. So we just manage to be more effective in our markets with the different formats.

Greg Saitz: OK, thank you.

Male: John, you may want to talk a little bit about some of the improvements and innovations you’ve brought to the table because …

John Standley: Sure.

Male: … you’ve done a lot of nice things …

John Standley: Sure.

Male: … at Pathmark.

John Standley: Pathmark, you know, Pathmark is a long standing brand here in this market area, and after (inaudible) put its money in, really gave the company more capital to invest in its stores, gave us the opportunity to make, you know, a lot of improvements to the company. You know, we’ve worked on our - similar to A&P - we’ve worked on our store prototype. We’ve done a significant amount of work on our merchandising, focused on our customer service, improved our store conditions, I think, quite a bit.

Over the last 12 months, you know, we’ve seen good improvement in our sales trends. Our earnings have made quite an improvement, so it’s definitely a strengthening company, and I think it’s a company that will fit very nicely with A&P, and together we’ll make a very strong company to go forward in this marketplace and be a great competitor.

Operator: And next we’ll move to David Willis with Asbury Park Press.

David Willis: Hello. Thank you. I have two questions. Down here at the shore, you have some locations where there are Pathmark and A&P stores literally across the street from each other. Wall, New Jersey being one that I’m thinking about. Can you please tell me, customers might be wondering what might happen in those situations?

Christian Haub: Well I think the most important answer to that is that in the short-term nothing is going to change. Pathmark will, of course, operate as Pathmark and A&P will operate as A&P. And even in the longer-term, we believe that both stores and both formats have an important role to play in that marketplace because all these stores generate very good sales. I’m very familiar with some of those stores, and we want to, you know, maintain that success. And we believe that, you know, the Pathmark store appeals to consumers who really enjoy that shopping experience and therefore choose to go to Pathmark versus those who choose to go to A&P. And we just want to maximize the opportunity that exists with all the stores that we can continue to operate.

David Willis: So you see it possible that two of the same, I mean two of the brands can be right next door to each other without …

Christian Haub: Absolutely. I think that is, you know, one of the things that made this combination so appealing is that we do not cater to exactly the same consumer, and therefore, there’s growth in both formats.

David Willis: OK. Can you also tell me, you mentioned, and the release mentions that the administrative functions will be moved up to Montvale. Can you tell me how many employees total each of the, each of the companies’ operations have in terms of administrative functions, you know, give a sense of how many people work and do each of those roles?

Christian Haub: I don’t, I don’t think I have the exact numbers available at this time. And again, I think speculating about the number of potential jobs being impacted by this is still way too early and something we want to rather work through and determine and then communicate with the people before they get it from any other source.

David Willis: OK, thank you.

Operator: And next move on to Harold Brubaker with the Philadelphia Inquirer.

Harold Brubaker: Hello, I have two questions. First, according to my calculations, the combined company would be the largest operator of super markets in Philadelphia proper, and also in the inner (inaudible) suburbs. Could you speak a little bit about your commitment to urban areas where there’s been real problems getting super markets? And also, I was wondering if you could say something about how the integration of the former Clemens market has gone?

Eric Claus: OK, yes.

Christian Haub: (inaudible).

Eric Claus: That’s a mixed bag of questions. Our, did you say our commitment to the urban markets or the suburban markets?

Harold Brubaker: Urban, urban.

Eric Claus: Urban, OK.

Harold Brubaker: Being you’ve seen such a large operator here in the Philadelphia as a combined company today.

Eric Claus: Well we actually just launched an urban format in Baltimore, which is a much smaller footprint, which is easier to find space for that kind of footprint, which is probably more of a 50/60 percent fresh offer versus the typical 35 to 40 percent fresh versus Center Store. We opened that to a lot of fanfare. We had modeled another store like that in Toronto, were very successful. Tried it now in Baltimore, and it looks like that will be successful also. So, in as much as, you know, we have to get through this whole thing over the next year or two. Definitely a commitment to urban markets. And again, you know, those are the markets, they’re usually, it’s good real estate. People need places to shop for food, and it’s tough if you live in an urban market. You often have to travel out, you know, quite a ways to hit the bigger super markets. So we’re definitely committed to that.

And we also, there’s a lot of expertise on the, on the Pathmark side of thing because there’s a lot of urban stores and they do a really good job of it. I think they do a better job than we do, especially in the markets that are more ethnically diversified in responding to the particular needs of those areas. And we’ve got something to learn from Pathmark there. So we think combined company, put the resources together, quick answer, yes, we’re committed and, you know, A and B, B we have the ability to do it.

                When it comes to Clemens, I think Clemens was a great opportunity for us. Speaking to the media, and I’ll be candid with the media, I think that we got a real bum rap from the media when it came to Clemens. We were portrayed as, you know, the big company that came in, and you know, all these people lost their jobs and they had been promised jobs by someone.

Basically, we didn’t do the initial transaction. That transaction was done with one of our larger competitors. There were a number of stores that were available on the market. We took them. And again, we have unionized employees. And some of our union employees were spread into those stores. We did offer jobs to the people in those stores, and actually kept a lot of the people in those stores. But again, when we came in, I guess it wasn’t business as usual, and unfortunately we got a, you know, not a very good rap on the human side of things, which unfortunately is not at all true.

                They slowly have been picking up, and I think it’s a question of time, and as our people that work in the store actually start telling the story to the customers then the customers will make up their own minds as to, you know, what kind of a retailer that we really are.

                But again, strategically we thought it was a good move. It will be a good move, it will be a good move in the long-term as people get the word that, you know, we are a good corporate citizen. We treat our people well, and, you know, we’re a pretty fair employer when it comes to benefits and wages and the way in which we conduct ourselves in business.

Harold Brubaker: Thank you.

Operator: And as a reminder, it’s star one if you would like to ask a question. Next, we’ll move to Jon Springer with Supermarket News.

Jon Springer: Hello. Yucaipa retains an ownership stake in the company, what about the management contract that it had with Pathmark? Does that stay around?

Christian Haub: You’re right. Yucaipa will have an ongoing stake in the company, and the management contract that they have with Pathmark will be resolved when the transaction closes. They will not have the management contract going forward with A&P.

Jon Springer: OK, OK. And so would you anticipate that some of the initiatives that are underway at Pathmark would continue? Or we should anticipate that that would continue, for example, the new store prototype, et cetera, going forward, or is it going to be more of a, well, let’s leave it there?

Christian Haub: I’ll let John answer that more specifically in a minute, but let me just say that we’ve been impressed with the progress Pathmark has made in this last year, and with the positive momentum they have in terms of top and bottom line performance, so we hope they will continue with all their initiatives until the closing of the transaction because they have a lot of good things going on, and I wouldn’t certainly see any reason for them to stop with anything, but - yes, John?

John Standley: Yes, that’s right. We’re continuing full speed ahead on a lot of the very exciting initiatives that we have going on at Pathmark. The store renovation program, which is really centered around that prototype store is proceeding nicely, and we’ll continue to do that. Again, we’re working very hard on a lot of our critical merchandising initiatives that we’ve been very focused on. You know, we’ve made a lot of progress in the fresh part of our store as well. And so we’re focused on that. So we have a lot of exciting initiatives for this fiscal year, and we’ll continue to work on those full speed ahead until this transaction closes.

Jon Springer: OK. Thanks, and you, I wonder if you can talk a little bit more detail then as you see Pathmark kind of fitting in between the fresh stores and the food basics, or does food basics get, you know, impacted at all as a result of this would you anticipate?

Eric Claus: No, I think food basics is still a very, very different concept, and it’s a much smaller footprint. Significantly less are SKU’s, probably a quarter of the SKU’s that a Pathmark store would have.

            The Pathmark store, again in my opinion, has a full compliment of product, both fresh and Center Store. And they’ve positioned their brand very well, especially in the urban markets where we haven’t done such a great job of that. And, like I said, I think that’s - it’s a different, it’s certainly different to our fresh, to our fresh store, but it’s a very viable and also, from what we can see recently, successfully implemented program that they’re developing that we should, that we should learn to build on.

Jon Springer: OK, terrific. Thanks and congratulations.

Eric Claus: Thank you.

Male: Thank you.

Operator: And next we’ll take a follow question from Kevin DeMarrais from The Record.

Kevin DeMarrais: Just one quick question, obviously Tengelmann Group has given up controlling interest in - there’s, I think I saw the figure, 45 percent. Was that, how big an issue was that?

Christian Haub: Well that was certainly not something that was easy to kind of get over. As you probably know, Tengelmann has had an investment and a controlling stake in A&P since 1979. And, but we really step back from, you know, that issue in itself and said, you know, what’s really in the best interest of the company, all of its associates and all shareholders, and became very clear that the transaction we’d structured really was going to achieve all of this benefit and all of these upsides that will come through.

And, you know, that was so compelling that we said, you know, in order to achieve that and to get that on the way, we shouldn’t stand, so to speak, as a hurdles between, you know, all the stakeholders of the company and that potential success, and said, OK, we will, you know, no longer have a controlling stake and get diluted to below 50 percent. And I think we’re very happy with that decision, and the positive reaction in the market and the positive reaction in general I think only endorses and confirms that, that that was the right decision.

Kevin DeMarrais: Is the 45 figure about accurate?

Christian Haub: Yes.

Kevin DeMarrais: I guess Yucaipa showed 40 percent, you can control a company too.

Christian Haub: Certainly.

Kevin DeMarrais: Thank you.

Operator: And next we’ll move on with a follow up question from David Jones with Cranes New York Business.

David Jones: Hi. Where are the unions in on this deal? Have they been consulted at all? Are there talks planned?

Eric Claus: This is, this is Eric. I’ll talk for A&P, and then I’ll let John speak for Pathmark. We did speak with most of the heads of our major union locals this morning. They’re all very excited. They both, they all believe - and we spoke to several of them - that this transaction, this combination will bode well for their members in that we’ll have a stronger, more viable business that will be in growth mode.

To quote one of them, he said, you know, this is the first time in 25 years that I’ve seen A&P make such a positive growth sort of leap, and very, very excited about it. I would say that there’s very little negativity. I think that we obviously have to work because we work with different locals and different locals in different stores will have to work with the unions very closely to make sure that everything is manageable between the two companies when we actually combine. But I would say just at the outset that they’re totally open to working with us. They’re very positive with it, and I didn’t get any negative at all.

John Standley: And it was good communication this morning with our union partners on our side as well.

Eric Claus: Yes, same thing …

John Standley: … this morning …

Eric Claus: Yes.

David Jones: And also, with, in terms of the Pathmark prototype, where was that before this deal, and what impact will this deal have on it?

John Standley: Well, you know, we’ve been working on that process for the last nine, 12 months, and basically a lot of the design elements in the prototype store and our recently renovated Kinnelon store, and the concept of the prototype was really to give us something, not just to build, you know, net new stores out of the ground, but was really something to help us in our renovation program as well.

So as I look at this fiscal year, fiscal 2007, where you’ll see the prototypes show up are in the renovation stores that we do this year. We’ll have an announcement that we put out our own release in the next couple of weeks announcing our capital plan for fiscal 2007, and that’ll be coming up in the next couple of weeks.

David Jones: And just kind of can you touch on, in a little bit of detail about what the aim of the prototype was?

John Standley: Sure. I mean I think, you know, it kind of goes to a little bit this transaction, you know, as well. If I kind of stand back and look at this transaction, and I think Eric said it well earlier, you know, Pathmark has, you know, a great team, great store base, we have some very, very high volume stores, some of the highest volume stores in the industry. We sell a lot of groceries. We’re very good at our Center Store business. But, you know, we have a real opportunity to grow our business around the perimeter of our store.

We drive just a lot of traffic through the store, but we don’t necessarily capitalize on the opportunities that we have around the perimeter of our stores. So the prototype effort was really to improve, you know, the shopping environment inside the store, and to help with the perimeter departments, make them a little bit, a little bit more marquee, a little bit more branded than they are today in our stores.

And I think that just follows along, you know, with what Eric said. A&P has made a ton of progress around the perimeter of their stores with their, with their fresh store concepts, and, you know, one of the things that will, that will come out of this transaction is, you know, more emphasis in the Pathmark stores around the perimeter departments, which is a big part of where this business is going today. So when you combine our high volume throughput in our stores with the better, you know, penetration around the perimeters, you know, with the perishable departments, it’s a powerful combination and I think should be very exciting for the Pathmark stores.

David Jones: When you talk about the perimeter departments, those are all the departments that are …

John Standley: All the perishable departments. It’s the produce, the meat, the seafood …

David Jones: OK.

John Standley: … bakery …

Male: Deli.

John Standley: Yes, deli.

David Jones: All right, great, thank you.

John Standley: You’re very welcome.

Operator: And as a reminder, star one if you would like to ask a question. And we’ll take a follow up question from Allan Drury with The Journal News.

Allan Drury: Hi. Well I don’t want to come off like I’m beleaguering the point here, but I want to make sure I’m clear. A previous questioner from New Jersey said that there’s some stores in his market that are very close to one another, and you indicated that they, there’s no plans to close any of those. Would that be true throughout the entire market? It sounds like it is because we have some stores up where I am too that are very, very close to one another.

Christian Haub: Definitely. We don’t intend to close any stores, and, you know, we bought, we want to combine this business because we think it really compliments each other.

Allan Drury: OK, thank you.

Glen Mastro: We have time for one more question.

Operator: And there are no further questions at this time.

Glen Mastro: OK. I want to thank everybody for joining us today. If any of the media on the call have follow up questions, please contact either the press office at A&P or Pathmark. Thank you all for participating today.

Operator: And that will conclude today’s call. We thank you for your participation.

Male: Thank you.

Male: Thank you.
END